1 Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”. ORANGE PURCHASE AGREEMENT (“Agreement”) Agreement Date: April 11, 2024 Agreement Number: R641 Agreement between ALICO, INC. (“Supplier”) and Tropicana Manufacturing Company, Inc. (“Tropicana”) Exhibit 10.4

2 Recitals Supplier grows oranges for the production of orange juice and Tropicana is in the business of processing oranges for juice. Tropicana requires a consistent supply of oranges at an agreed upon price so that it can confidently commit to the production of orange juice. Supplier seeks assurances that its production of conforming oranges will be purchased by a financially capable purchaser at an agreed upon price. It is in the mutual best interests of the Supplier and Tropicana that they be able to plan on the purchase and sale of oranges produced by Supplier at a price agreed upon in advance. Both parties agree that the price agreed upon in this Agreement is fair. They acknowledge that due to market conditions this price at any time may be higher or lower than the market price. However, they are willing to agree to a price so that they can plan for stability. NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows: Agreement 1. Purchase and Sale. (a) During the Term of this Agreement, and subject to the terms and conditions set forth herein, Supplier agrees to sell and Tropicana agrees to purchase all of the acceptable oranges (as described in Section 4) of the E/Mid, Vernia and Valencia variety grown in the groves identified on Schedule A attached to this Agreement (“Groves”). Groves, when used herein, shall be deemed to include the land on which trees are growing and does not only mean the trees growing on the land. (b) It is anticipated that the Groves will produce approximately [***] boxes of E/Mid, [***] boxes of Vernia and [***] boxes of Valencia oranges for the entire Term as follows: VARIETY BOXES PER CROP YEAR E/Mid [***] - 2024/2025 through 2026/2027 Crop Year Vernia [***] - 2024/2025 through 2026/2027 Crop Year Valencia [***] - 2024/2025 through 2026/2027 Crop Year (c) This approximate volume is for planning purposes only. Supplier’s obligation under this Agreement is to deliver the actual volume of acceptable oranges produced by the Groves. Supplier will continue to analyze the economic viability of the acreage listed in Schedule A during the term of this contract. If, in Suppliers best judgement, certain acreages are no longer economically viable, Supplier may remove that acreage from this contract with Buyer’s consent, which shall not be unreasonably withheld or delayed.

3 2. Term. The Term of this Agreement (“Term”) will be from November 1, 2024 through July 31, 2027. The parties agree to discuss the possibility for renewal of the Agreement by the end of the 2026/2027 crop year. If mutually agreed upon in a writing signed by both parties, the Agreement will be extended for another 2 crop years commencing with crop year 2027/2028. 3. Pricing. The gross price per pound of soluble orange juice solids (“pps”) for oranges delivered under this Agreement will be as follows: 2024/2025 2025/2026 2026/2027 E/Mid [***] [***] [***] Vernia [***] [***] [***] Valencia [***] [***] [***] 4. Standards of Acceptable Oranges: (a) Tropicana is not required to accept any oranges that do not meet the following minimum standards of quality listed in Schedule C: • Round juice oranges • Pass all applicable government inspections • Minimum State brix standard • Minimum State brix to acid ratio standard • Meet all warranties contained in this Agreement (b) Tropicana will not be required to accept any Ambersweets, Parson Browns, Robles, Temples, Murcotts, Tangelos or Navel oranges. (c) Tropicana may, at its sole discretion, declare oranges not meeting the minimum standards to be acceptable and, in such event, all other terms of this Agreement, including, but not limited to, the provisions relating to price and the obligation of Supplier to sell, transfer, or deliver the oranges exclusively to Tropicana, will apply. (d) Supplier will use best harvesting practices and minimize trash in loads, whether mechanically picked or hand picked. Tropicana will not be required to accept any loads of oranges containing excessive trash or debris, including, but not limited to, bottles, cans, limbs, branches and rocks. The oranges delivered to Tropicana’s processing plants will be graded by Tropicana. Tropicana will determine the culling rate applicable to such oranges. (e) Tropicana is a global company with global use for the oranges we buy. Therefore, Supplier agrees that in addition to following all local, state and federal guidelines

4 for pesticide usage, Supplier will not use any pesticide containing chlorpyrifos in the groves. Tropicana reserves the right to monitor pesticide compliance, including testing of oranges purchased. In addition, as new pesticides are added to banned lists by regulatory agencies outside the United States that are used for the growing of citrus in Florida and may impact the commercial viability of products derived from citrus, Supplier agrees to work with Tropicana to identify a mutually agreeable solution to discontinue, replace or segregate the use of the specific pesticide(s). 5. Determination of Type and Quality of Oranges Received: Any determination as to classification or quantity of oranges received, or as to pounds of solids will be as reported by daily tests made by authorized government inspectors, stationed at Tropicana or at the plant to which Tropicana has directed delivery to be made. 6. Picking and Delivery of Oranges: (a) The oranges are to be picked by Supplier and delivered by Supplier to Tropicana’s plant in Bradenton, FL, or to such other location as Tropicana may designate. Delivery will be at the sole cost of Supplier. Tropicana will have the unrestricted right to determine the delivery schedule for the oranges, the hours of operation, and the dates of opening and closing its processing plants. Tropicana has no obligation to receive deliveries of oranges made outside of the delivery schedule, dates, and times so determined. Supplier understands and agrees that in the event of a natural calamity (including but not limited to, freeze, drought, flood or storm), other suppliers under agreement with Tropicana may make demands on Tropicana for orange processing that exceed Tropicana’s processing capabilities. In such event, Tropicana will allocate deliveries, in its sole discretion, where delivery of the oranges is most efficient and beneficial for Tropicana. Such allocation will not constitute an inability or refusal to perform, or a breach of this Agreement. No oranges will be delivered after July 15 of any growing season or such date established by Tropicana and communicated to Supplier at least fourteen (14) days prior to such date, without the written consent of Tropicana. 7. Representations and Warranties: Supplier hereby represents and warrants to Tropicana that during the term of this Agreement: The oranges delivered by Supplier will be of good, wholesome, merchantable and marketable quality for oranges purchased for juice processing, as those terms are used in the citrus industry, and will not be oranges that have been genetically modified using recombinant DNA technology. The quality of the oranges will meet all applicable federal and state laws and regulations, including, but not limited to, requirements that residues of fertilizers, pesticides, and other chemicals do not exceed federal or state limits and that required waiting periods following application of such chemicals have expired before delivery of the oranges to Tropicana. Supplier will sell only oranges grown in the Groves to Tropicana.

5 Without the prior written consent of Tropicana, Supplier has not and will not, sell, or agree to sell, oranges that are subject to this Agreement to anyone other than Tropicana. (a) Supplier owns or controls the Groves and warrants good title to the oranges produced from the Groves. The oranges produced from the Groves are free from liens and encumbrances. Supplier has full power, right and authority to enter into this Agreement and to sell and deliver oranges in accordance with this Agreement. (b) The individuals signing this Agreement on behalf of Supplier represent they have full authority to do so. Supplier has all necessary powers and all federal, state and local licenses and permits, including, without limitation, water and environmental permits, necessary to own or control and cultivate the Groves and to perform its obligations under this Agreement. Supplier and Supplier’s labor contractor(s) are in compliance with all local, state and Federal labor and employment laws, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Acts, the Work or Adjustment Retraining and Notification Act, the Occupational Safety and Health Act of 1979, as amended, Executive Order 11246, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Alfredo Bahena Act of 2004, and the Florida Agricultural Worker Safety Act of 2004, and any rules and regulations relating to said laws. SUPPLIER CODE OF CONDUCT – At all times, this Agreement will be subject to, and Supplier will adhere to, Tropicana’s Supplier Code of Conduct as amended from time to time and available at https://www.tropicanabrandsgroup.com/suppliercode. . RAW MATERIAL QUALITY & FOOD SAFETY REQUIREMENTS - Supplier will comply with Tropicana Brands Group Raw Material Quality & Food Safety Requirements attached hereto as Schedule B, as amended from time to time. All oranges which Supplier provides will at all times meet the Standards of Acceptability contained in Section 4 of this Agreement. 8. Taxes and Other Charges: Any Federal, State (including Florida Citrus Commission or Florida Department of Citrus), local or other tax or charge of any nature levied against oranges or juice from oranges processed by Tropicana will be paid by Supplier. Tropicana has the right to deduct unloading fees and regrading charges, as determined by Tropicana, in accordance with customary industry standards and practices.

6 9. Force Majeure: In the event of freeze, hurricane or other Act of God, fire, governmental law, directive or regulation or any contingency beyond the reasonable control of the affected party, (“Force Majeure”), the affected party will use commercially reasonable efforts to continue timely performance of its obligations under this Agreement. If even with such commercially reasonable efforts the affected party cannot perform its obligations hereunder, the affected party will be relieved of the prorated portion of its obligations hereunder during the period of time the affected party cannot perform its obligations. However, no party will be given relief hereunder if its negligence or misconduct materially contributed to its inability to perform its obligations. If Tropicana is the affected party, it will notify Supplier the volume of oranges Supplier may sell elsewhere. If Supplier is the affected party, Supplier will notify Tropicana as soon as Supplier has a reason to anticipate that its performance will be hindered by a Force Majeure event. If Force Majeure impairs the ability of Supplier to cultivate and produce oranges, it will use its best efforts thereafter to cultivate and produce oranges to at least the level of production prior to the incidence of Force Majeure as soon as possible. 10. Termination: This Agreement may be terminated: By the mutual consent of Supplier and Tropicana documented in a writing signed by both parties; or By either Tropicana or Supplier if there has been a breach of the other’s representations, warranties, covenants, agreements or obligations hereunder which breach is not cured within ten (10) days after receiving written notice thereof. No opportunity to cure need be given if the default, by its nature, is not capable of being cured. 11. Indemnity: Each party hereby agrees to indemnify, defend and hold harmless the other party, its officers, employees, directors, shareholders, affiliates, subsidiaries, parents, customers, contractors, and/or agents against any and all claims, liabilities, damages, loss, penalties, costs and/or other expense of any kind whatsoever which may result or arise from any breach of this Agreement, or any violation of law, or any negligent act or omission or willful misconduct, on the part of the indemnifying party and/or its employees or agents; provided, however, that a party shall not be required to indemnify, defend or hold harmless the other party against any such matters which arise out of the negligence or willful acts or omissions of such other party and/or its agents. 12. Insurance: Without limiting any other obligation or liability of Supplier under this Agreement, Supplier agrees that upon execution of the Agreement and throughout its entire effective period,

7 Supplier will procure and maintain insurance coverage, at its sole cost and expense, with limits and conditions not less than those specified below. (a) Commercial General Liability Insurance, written on an occurrence form, including but not limited to premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, personal injury and advertising injury and liability assumed under an insured contract, with limits of at least $1,000,000 per occurrence and $2,000,000 general aggregate and products/completed operations aggregate of $2,000,000. (b) Worker’s Compensation Insurance with benefits afforded under the laws of the state in which the services are to be performed and Employers Liability insurance with minimum limits of $1,000,000 for Bodily Injury – each accident, $1,000,000 for Bodily Injury by disease – policy limit and $1,000,000 for Bodily Injury by disease – each employee. Supplier is required to carry this insurance regardless of eligibility for waiver or exemption of coverage under state statute, however a qualified self-insured is acceptable or Supplier may maintain an Occupational Accident Policy where allowed by law. (c) Business Automobile Liability Insurance including coverage for owned, hired, and non-owned vehicles with a combined single limit including bodily injury and property damage of not less than $1,000,000 each accident. (d) Excess Liability (Umbrella) Insurance with a minimum limit of $2,000,000 per occurrence. This policy will provide excess limits for the General Liability, Employer’s Liability and Automobile Liability policies and follow form or be at least as broad in coverage. (e) General Requirements i. Supplier’s purchase of insurance will not in any way limit Supplier’s liability under this agreement. All coverage must be written on an occurrence basis and must be maintained without interruption from the date of this agreement until the date of termination of this agreement. All coverage will be primary and non-contributory to any other insurance available to Tropicana. ii. Should any of the above described policies be cancelled before the expiration date thereof, the Supplier or Supplier’s representative will mail thirty (30) days written notice to the certificate holder. iii. The policies will be written with insuring company(ies) with AM Best financial strength ratings of “A” or higher and financial size categories of “VII” or greater. iv. The policies listed in subsections (a), (c) and (d) will list Tropicana and its subsidiaries, affiliates, directors, officers, employees, partners and agents as additional insured. v. The policies listed in subsections (a), (b), (c) and (d) will contain waiver of subrogation in favor of Tropicana. vi. The coverage amounts set forth above may be met by a combination of underlying and umbrella policies so long as in combination the limits equal or exceed those required. vii. Supplier and any subcontractors will provide Tropicana with certificates of insurance evidencing the insurance required within prior to commencing any work.

8 viii. Supplier will require its subcontractors to maintain coverage not less than those specified above to include listing Tropicana and its subsidiaries, affiliates, directors, officers, employees, partners and agents as additional insured and waiver of subrogation in favor of Tropicana on the policies listed under subsections (a), (b), (c) and (d). ix. Furnishing acceptable evidence of insurance as required hereunder will not relieve Supplier or any subcontractor from any liability or obligation for which it is otherwise liable under the terms of this contract, nor is liability limited to the amount of this contract. 13. Remedies in Certain Cases: Due to the variable, uncertain, and unstable nature of citrus markets, and supply of oranges, Supplier and Tropicana recognize and agree that a default or a breach in certain of Supplier’s obligations hereunder will result in damages that are uncertain and not easily susceptible to proof. It is the intent of Supplier and Tropicana to liquidate damages in advance of any such default or breach. Accordingly, if Supplier fails to deliver the oranges to Tropicana, Supplier will pay as liquidated damages and not a penalty, and Tropicana will have the right of set off against any monies owed Supplier for the greatest of: (i) the sum of [***] per ninety (90) pound box of oranges not delivered to Tropicana; (ii) [***] of the price, or equivalent other consideration received by Supplier for the transfer, assignment, sale, or delivery of oranges to anyone other than Tropicana; or (iii) the difference between the gross price per pound solid under this Agreement, and the gross price per pound solid of oranges procured by Tropicana to replace the oranges not delivered to Tropicana. In addition to liquidated damages, Tropicana will have the right to terminate this Agreement. In the event of termination, compensation for all oranges that Tropicana would have received from Supplier, up to the approximate volume set forth in Section 1(b), for the remainder of the Term, will be included as liquidated damages. 14. Governing Law; Venue: This Agreement will be governed by and construed in connection with the laws of the State of Florida without regard to conflict of laws principles. Tropicana and Supplier agree that should legal action be brought to enforce the terms of this Agreement, the state and federal courts in Bradenton, Manatee County, Florida have exclusive jurisdiction. It is also agreed that should either party be required to bring legal action to enforce the terms of this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees, together with all costs and expenses of litigation, up to and including appeals.

9 15. Assignment; Successors; Sale of Groves: This Agreement may not be assigned or transferred by Supplier without the prior written consent of Tropicana which shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, after completion of the 2024/2025 Crop Year, Supplier may sell that certain acreage described on Schedule A attached to this Agreement as “2x6 01” (comprising 205.9 acres) and “2x6 02” (comprising 290.9 acres) (collectively, the “2x6 Grove Option Property”), without the consent of Tropicana; provided, however, Supplier may sell the 2x6 Grove Option Property to a third party prior to completion of the 2024/2025 Crop Year without the consent of Tropicana as long as Supplier continues to exclusively own and/or control the 2024/2025 citrus crop growing on the 2x6 Grove Option Property so as to allow Supplier to fully perform its obligations under this Agreement with respect to same. Supplier will notify Tropicana in writing if the 2x6 Grove Option Property is sold, and upon completion of the 2024/2025 Crop Year, such acreage shall automatically be removed from the operation and effect of this Agreement without the need for any further documentation or amendment to this Agreement. The sale by Supplier of any other acreage comprising the Groves (i.e., the Groves less the 2x6 Grove Option Property) (collectively, the “Other Groves”)) shall require the prior written consent of Tropicana, which consent shall not be unreasonably withheld, conditioned, delayed or denied; provided, however, Supplier may sell Other Groves without the consent of Tropicana as long as Supplier continues to exclusively own and/or have the right to control the citrus crops on such Groves so as to allow Supplier to fully perform its obligations under this Agreement with respect to same during the remainder of the Term of this Agreement. If Tropicana’s written consent to the sale of Other Groves is required herein and Tropicana provides such consent, upon Supplier’s transfer of such applicable acreage to a third party, such acreage shall automatically be removed from the operation and effect of this Agreement without the need for any further documentation or amendment to this Agreement. 16. Notice: All notices will be in writing and will be deemed to have been given when served personally or upon the date of delivery when sent by a nationally recognized overnight courier. Notices to Tropicana will be sent to: 1001 13th Avenue E. Bradenton, Florida 34208 Attention: Sr. Director - Fruit Procurement With a copy to: Tropicana Brands Group 433 W. Van Buren Street Suite 3N Chicago, IL 60607 Attn.: Legal Department Notices to Supplier will be sent to: Alico, Inc.

10 10070 Daniels Interstate Court, Suite 200 Ft. Myers, FL 33913 Attn: President 17. Conformance With Applicable Laws: Supplier will comply with all applicable federal and state laws and regulations, including but not limited to, the rules and regulations of the office of Federal Contract Compliance Programs, including those relating to Equal Employment Opportunity, the Rehabilitation Act of 1973 and the Vietnam Era Veteran’s Readjustment Assistance Act of 1974 each of which is incorporated herein by reference. EQUAL EMPLOYMENT OPPORTUNITY LAWS – Tropicana and Supplier will abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that Tropicana and Supplier take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. 18. Sustainable Agriculture Requirements: Supplier must verify sustainable farming practices by completing the Farm Sustainability Assessment through Sustainable Agriculture Initiative (SAI) Platform. In the event the Supplier does not meet Essential practices, they must be working toward compliance and provide a timeline approved by Tropicana Brands Group. 19. Binding Effect: This Agreement will be binding upon Tropicana only after it has been executed by one of Tropicana’s authorized representatives. 20. Confidentiality: Supplier and Tropicana will keep strictly confidential the terms of the Agreement and all disclosures made by the other containing business or technical information relating to the subject matter hereof and to the operation of each other's business and the businesses of its affiliates (“Confidential Information”), and will neither disclose such Confidential Information to anyone else nor use it for the receiving party’s separate benefit without the other party’s prior written consent. The parties will use such Confidential Information solely for the purpose of performing their respective obligations under the Agreement and not for the benefit of any other party. The Confidential Information will be disclosed only to each party’s employees or representatives having a need-to-know the information for performance under this Agreement. The confidentiality and non-use obligations under this Agreement will not apply to information that (1) was in possession of the recipient party at the time of disclosure and was not acquired directly or indirectly from the other party, (2) was in the public domain at the time of disclosure through no fault of the recipient

11 party, (3) becomes part of the public domain after disclosure through no fault of the recipient party, (4) is obtained by the recipient party after the disclosure from a third party who is to the best of the recipient party’s knowledge lawfully in possession of the information and is not subject to an obligation to treat the information as confidential, or (5) was subsequently developed by the receiving party independent of the disclosure. In addition to the foregoing obligations of confidentiality, neither party will use the other party’s name(s), trademarks or trade dress in any sales or advertising material without the other party’s prior written consent. The parties acknowledge that the obligations of confidentiality and non-use set forth in this Section will survive the termination or expiration of this Agreement. 21. Global Information Security Requirements: Supplier will adhere to the following Global Information Security Policy: 1) Notification of security breaches - Supplier will inform Tropicana in a timely manner regarding any breaches that may impact Tropicana or the integrity of Tropicana’s data. 2) Right to perform assessment - by request or upon significant changes to the relationship, Supplier will accommodate Tropicana’s information security assessments by providing information/documentation on related policies and practices. 3) Adherence to security practices - Supplier and its sub-contractors will adhere to industry acceptable practices regarding security policies/ guidelines/ standards (including physical security, onboarding and off-boarding resources, etc.). 4) Timely response to vulnerabilities - Supplier will remediate, within industry best practice time lines, security vulnerabilities that may impact Tropicana. 5) Communication of significant changes - Supplier will inform Tropicana in a timely manner of major changes in its data environment that may impact Tropicana. 6) Access to Personal Information (PI) - Supplier will notify Tropicana of any access it will have to Personal Information (PI). “Personal Information” means Tropicana data that relates to or can be attributed to an identified or identifiable natural person and/or information concerning an identified or identifiable natural person that is protected by applicable laws. 22. Entire Agreement; Waivers; Amendments or Modifications; Recitals: This Agreement and its Schedules constitute the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with regard to the subject matter herein. No waiver of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions, nor will any waiver constitute a continuing waiver. This Agreement may not be supplemented, altered, modified or amended or otherwise changed except in a writing that refers specifically to this Agreement and is signed by both parties. The course

12 of dealing or course of performance between the parties hereto will not commit either party to duties or obligations which are not expressly stated by this Agreement. The Recitals and Schedules to this Agreement are incorporated herein. 23. Counterparts and Signatures: This Agreement and any amendments thereto may be signed in counterparts, each of which will be deemed an original and which will together constitute one Agreement. The parties expressly accept that electronic signatures as recognized under applicable law will be deemed original signatures and will have the same validity and effect. [signatures appear on the following page]

13 ALICO, INC. By:_/s/ John Kiernan____________ Date:_ April 11, 2024_ John Kiernan, President and CEO Print Name: ___John Kiernan___________ Address: _______________________________ TROPICANA MANUFACTURING COMPANY, INC.: By:_/s/ William S. Poulton _______Date:_ April 11, 2024_________ William S. Poulton Sr. Director, Global Procurement

14 SCHEDULE A DESCRIPTION OF GROVES

15 SCHEDULE B

16 SCHEDULE C